NEWS RELEASE

Voya Financial announces leadership-succession plan

•Heather Lavallee appointed president and CEO-elect, and appointed to Voya’s board – to become chief executive officer on Jan. 1, 2023.

•Rodney O. Martin, Jr., to become executive chairman on Jan. 1, 2023.

NEW YORK, July 7, 2022 — Voya Financial, Inc. (NYSE: VOYA), the leading health, wealth and investment company, announced today that its board of directors has appointed Heather Lavallee, 52, currently chief executive officer (CEO) of Voya’s Wealth Solutions business, to succeed Rodney O. Martin, Jr., 70, as the company’s CEO as part of Voya’s planned succession process. Lavallee, who has been appointed Voya’s president and CEO-elect, will become CEO on Jan. 1, 2023, when Martin, who also serves as chairman of Voya’s board of directors, will assume the role of executive chairman. Lavallee has also been appointed to Voya’s board of directors as of today.

“On behalf of Voya’s board of directors, I am delighted to announce Heather’s appointment as our next CEO,” said Martin. “As the CEO of our Wealth Solutions business – which delivered record earnings during 2021 – and in her prior business leadership roles, including leading what is now our Health Solutions business – where she significantly grew earnings during a five-year period – Heather has distinguished herself as an extraordinary executive focused on growth, innovation and culture. Working closely with me, our board and our entire management team, Heather has played a vital role in shaping and driving Voya’s enterprise growth strategy – and is well-prepared to lead its continued execution and evolution going forward.”

Voya’s lead director, David Zwiener, noted that Lavallee’s appointment is the outcome of a thoughtful and comprehensive, long-term succession-planning process conducted by Voya’s board. “We are fortunate to have an exceptionally talented and experienced leadership team at Voya,” Zwiener said. “Our board is unified in our confidence and support of Heather as Voya’s next CEO – and we welcome her as a member of the board.”

Martin also spoke to the key role that Lavallee has played in the evolution of Voya’s culture during the past several years. “Heather is an alum of our management development program and was on the leading edge of the Continuous Improvement program that helped transform our business. Heather served as the initial executive sponsor for Voya Cares and she played a key role in developing Voya’s purpose. Heather is an exceptional example of Voya’s culture in action.” Voya Cares is the company’s signature program focused on serving people with disabilities and special needs as well as their caregivers.

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Prior to leading Voya’s Wealth Solutions business, Lavallee served as president of Voya’s Tax-Exempt Markets and, prior to that, as president of the company’s Employee Benefits (now Health Solutions) business. Lavallee’s 30-year career also includes leadership roles at Mutual of Omaha and Sun Life New York Insurance and Annuity Company before she joined Voya in 2008.

“I am honored and grateful – to Rod, the board of directors, the management team and all of my Voya colleagues – for this opportunity to lead a uniquely purpose-driven company that is committed to helping our clients and customers achieve positive outcomes with their health, wealth and investment needs,” said Lavallee. “We are well positioned for continued growth across each of our businesses – delivering greater value for all of our stakeholders. And thanks to our people – as well as the culture that Rod has fostered during the past decade – we are equally well positioned to continue positively impacting society through the solutions that we provide, the corporate responsibility that we demonstrate, and the positive impact that we make in the communities in which we live and work.”

Zwiener added, “Voya’s board is united in its thanks and appreciation for everything that Rod Martin has accomplished as Voya’s CEO since 2011. Rod’s leadership and vision have enabled a significant transformation of the Voya enterprise during the past decade to a highly focused and well-capitalized group of health, wealth, and investment businesses with exciting growth opportunities – delivering results that have outperformed Voya’s peers and the S&P 500. Rod has also developed a deep and capable cadre of Voya executives. We are grateful that Rod has agreed to serve as executive chairman upon his retirement as CEO.”

Lavallee also acknowledged the transformational impact of Martin’s leadership of Voya. “I have experienced up-close the evolution of the Voya culture reflecting Rod’s stewardship and vision,” Lavallee said. “While our culture has earned Voya numerous awards and honors, it has also served to define the character of the Voya brand. Under Rod’s leadership, Voya has grown to become the #1 brand associated with retirement.”

“Serving as Voya’s CEO has been one of the most fulfilling and exciting chapters of my career,” said Martin. “I am tremendously grateful to our people, appreciative of the guidance from our board of directors, and exceptionally proud of all that we have achieved together. That said, there is more to be done in serving our customers, clients and shareholders – and I look forward to working closely with Heather on our transition during the balance of this year.”

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Media Contact:        Investor Contact:
Paul Gennaro        Michael Katz
(212) 309-8914        (212) 309-8999
Paul.Gennaro@voya.com        IR@voya.com

About Voya Financial®
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya has approximately 6,000 employees and had $707 billion in total assets under management and administration as of March 31, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

VOYA-IR VOYA-CF

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